Exhibit 99.1

FOR RELEASE AT 8:00 AM ET	For more information, contact:
FEBRUARY 9, 2006
Thomas F. Rose,
Chief Financial Officer

Wendy Crites Wacker, APR
Corporate Communications
Phone (386) 418-8888

Susan A. Noonan
The SAN Group
Phone (212) 966-3650

REGENERATION TECHNOLOGIES ANNOUNCES 2005 YEAR END, FOURTH

QUARTER RESULTS

Company Will Hold Conference Call at 9:00 a.m. ET

ALACHUA, Fla. (Feb. 9, 2006) – Regeneration Technologies, Inc. (RTI) (Nasdaq: RTIX), a leading processor of orthopedic, cardiovascular and other biologic implants, announced today that the company’s net revenues were $20.1 million for the fourth quarter of 2005 compared to $23.2 million for the fourth quarter of 2004. Net revenues were $75.2 million for the full year 2005 compared to net revenues of $92.7 million for the full year 2004.

For the fourth quarter ended December 31, 2005, the company reported net loss of $1.7 million, compared to net income of $1.6 million for fourth quarter 2004. Net loss per diluted share for the fourth quarter was $0.06, compared to net income per diluted share of $0.06 for fourth quarter 2004.

For the full year 2005, the company reported net loss of $5.6 million, compared to a net income of $6.2 million for the year 2004. Net loss per diluted share for 2005 was $0.20 compared to net income per diluted share of $0.23 for the year 2004.

2005 Net Revenue Analysis and 2006 Outlook

Spinal: Net revenues from distribution of spinal implants were $12.6 million for the fourth quarter and $44.9 million for the year ended December 31, 2005, representing a decrease of 15 percent and 26 percent, respectively. In the first half of the year revenues were impacted by reduced orders for these implants and in the later part of the year they were impacted by an inability to fulfill orders due to a lack of appropriate tissue as a result of the product recall.

Spinal implant orders began normalizing in the second half of 2005 as demand for cervical products remains strong. In December 2005, the company’s exclusive distributor of spinal products received expanded distribution rights for bone paste implants, which we believe will result in higher revenues in 2006. In addition, a new lumbar implant is expected to be launched in the second half of 2006, which should result in higher revenues.

Sports Medicine: Net revenues from distribution of sports medicine implants were $3.0 million for the fourth quarter and $10.5 million for the year ended December 31, 2005 representing an increase of 45 percent and 17 percent, respectively. Revenues in the fourth quarter and year were favorably impacted by the change to a direct distribution model. Amounts of tissue available for distribution were similar between 2004 and 2005.

Net revenues in sports medicine should increase in 2006 as all product distributed in the U.S. will be through RTI’s direct distribution group. In addition, the introduction of the assembled bone tendon bone implant for knee surgeries will increase the number of implants available for distribution. Lastly, we expect net revenues in this area to be positively impacted by distribution of the Sterling® soft and hard tissue interference screws.

Cardiovascular: Net revenues from distribution of cardiovascular implants were $1.7 million for the fourth quarter and $7.7 million for the year ended December 31, 2005 representing a decrease for the quarter of 21 percent and an increase for the year of 8 percent. The results in this area were favorably impacted by fee increases however tissue distribution volumes were down for the quarter and year. In the fourth quarter, certain processed tissues were held in inventory until completion of the final validation of our new cardiovascular facility.

Cardiovascular net revenues are expected to grow in 2006 as planned yield improvements are recognized from processing at our new state-of-the-art facility in Birmingham, Ala. We continue to work with our exclusive distributor, ATS Medical, on developing additional tissue recovery opportunities at their major hospital relationships.

General Orthopedic: Net revenues from general orthopedic implants were $2.3 million for the fourth quarter and $9.3 million for the year ended December 31, 2005 representing a decrease of 26 percent and 28 percent, respectively. The majority of the decrease related to lower orders of bone paste products for orthopedics applications by our exclusive distributor for these products.

We expect general orthopedic revenues to grow in 2006 as a result of RTI commencing direct distribution of our BioSet™ allograft bone paste products. In addition, this area should be favorably impacted by the distribution of Sterling cancellous chips and cubes, which were introduced in December 2005.

“Although 2005 was a very challenging year for RTI due to the review of strategic alternatives in the first half of the year and the product recall in the fourth quarter, the outlook for 2006 continues to be optimistic regarding underlying growth rates in the company’s product offerings and strong demand in each of its markets,” said Brian K. Hutchison, RTI chairman, president and CEO.

Conference Call

RTI will hold a live conference call and simultaneous audio web cast today, Feb. 9, 2006 at 9 a.m. ET to discuss the fourth quarter and year end 2005 results. The conference call can be accessed by dialing 888-390-0675, passcode RTIX Q4. The web cast can be accessed through the investor section of RTI’s web site at www.rtix.com. A telephone replay of the call will be available through March 7, 2006 and can be accessed by calling 866-424-4008; the replay will also be available at www.rtix.com.

About Regeneration Technologies, Inc.

RTI processes allograft and xenograft tissue into shaped implants for use in orthopedic, cardiovascular and other surgeries with a commitment to science, safety and innovation.

RTI also holds the patents on BioCleanse®, the only proven tissue sterilization process validated to eliminate viruses, bacteria, fungi and spores from tissue without impacting the structural or biomechanical integrity of the tissue. The company has distributed more than 650,000 allograft implants sterilized with the BioCleanse process with zero incidence of infection. RTI is accredited by the American Association of Tissue Banks and was named a 2004 Technology Pioneer by the World Economic Forum.

Except for historical information, any statements made in this press release about the company’s anticipated financial results, growth rates, new product introductions, future operational improvements and results, regulatory approvals or changes to the company’s agreements with its distributors are forward-looking statements subject to risks and uncertainties, such as those described in the company’s public filings on file with the Securities and Exchange Commission. Actual results may differ materially from anticipated results reflected in these forward-looking statements. Copies of the company’s SEC filings may be obtained by contacting the company or the SEC or by visiting RTI’s web site at www.rtix.com or the SEC’s web site at www.sec.gov.

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REGENERATION TECHNOLOGIES, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Income

(In thousands, except per share data)

	Three months ended December 31,		Twelve months ended December 31,
	2005	2004	2005	2004
Net revenues:
Fees from tissue distribution	$19,460	$22,015	$72,337	$89,603
Other revenues from core operations	666	1,192	2,862	3,100

Total net revenues	20,126	23,207	75,199	92,703
Costs of processing and distribution	14,570	13,851	55,457	55,526

Gross profit	5,556	9,356	19,742	37,177

Expenses:
Marketing, general and administrative	6,621	6,073	23,350	23,224
Research and development	1,381	873	5,003	3,838
Asset abandonments	336	136	336	136

Total expenses	8,338	7,082	28,689	27,198

Operating (loss) income	(2,782)	2,274	(8,947)	9,979

Other (expense) income:
Interest expense	(230)	(241)	(862)	(967)
Interest income	221	30	361	96

Total other expense - net	(9)	(211)	(501)	(871)

(Loss) income before income tax benefit (expense)	(2,791)	2,063	(9,448)	9,108
Income tax benefit (expense)	1,084	(449)	3,897	(2,953)

Net (loss) income	$(1,707)	$1,614	$(5,551)	$6,155

Net (loss) income per common share - basic	$(0.06)	$0.06	$(0.20)	$0.23

Net (loss) income per common share - diluted	$(0.06)	$0.06	$(0.20)	$0.23

Weighted average shares outstanding - basic	29,681,563	26,640,438	27,754,003	26,593,030

Weighted average shares outstanding - diluted	29,681,563	27,049,488	27,754,003	27,063,283

REGENERATION TECHNOLOGIES, INC. AND SUBSIDIARIES

Net Revenues

(In thousands)

	Three months ended December 31,		Twelve months ended December 31,
	2005	2004	2005	2004
Fees from tissue distribution
Spinal	$12,565	$14,795	$44,887	$60,611
Sports Medicine	2,954	2,035	10,545	9,002
Cardiovascular	1,669	2,113	7,653	7,108
General orthopedic	2,272	3,072	9,252	12,882
Other non-tissue revenues	666	1,192	2,862	3,100

Total	$20,126	$23,207	$75,199	$92,703

REGENERATION TECHNOLOGIES, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(In thousands)

	December 31, 2005	December 31, 2004
Assets
Current Assets:
Cash and cash equivalents	$25,559	$11,484
Accounts receivable - net	9,021	9,544
Inventories	38,534	40,431
Other current assets	12,229	7,655

Total current assets	85,343	69,114
Property, plant and equipment - net	44,527	44,424
Other assets	12,440	11,192

	$142,310	$124,730

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable	$7,184	$7,797
Other current liabilities	8,623	7,125

Total current liabilities	15,807	14,922
Other liabilities	8,690	10,206

Total liabilities	24,497	25,128

Total stockholders’ equity	117,813	99,602

	$142,310	$124,730

REGENERATION TECHNOLOGIES, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows

(In thousands)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2005	2004	2005	2004
Cash flows from operating activities:
Net (loss) income	$(1,707)	$1,614	$(5,551)	$6,155
Adjustments to reconcile net (loss) income to net cash provided by (used in) operating activities:
Depreciation and amortization expense	1,246	1,090	4,591	4,422
Amortization of deferred financing costs	42	—	173	—
Change in working capital	4,971	(890)	3,567	(16,091)
Other	(1,123)	544	(4,461)	2,645

Net cash provided by (used in) operating activities	3,429	2,358	(1,681)	(2,869)

Cash flows from investing activities:
Purchases of property, plant and equipment	(640)	(529)	(3,999)	(2,821)
Purchase of intellectual property	—	—	(1,600)	—
Decrease in restricted deposits	—	—	—	14,757

Net cash (used in) provided by investing activities	(640)	(529)	(5,599)	11,936

Cash flows from financing activities:
Proceeds from stock offering	—	—	23,940	—
Stock issuance costs	—	—	(1,565)	—
Proceeds from issuance of term loan	—	—	—	9,000
Payments on term loan and capital lease obligations	(569)	(859)	(2,316)	(2,653)
Payment on note payable	—	—	—	(12,068)
Other	141	55	1,296	(1,913)

Net cash (used in) provided by financing activities	(428)	(804)	21,355	(7,634)

Net increase in cash and cash equivalents	2,361	1,025	14,075	1,433
Cash and cash equivalents, beginning of period	23,198	10,459	11,484	10,051

Cash and cash equivalents, end of period	$25,559	$11,484	$25,559	$11,484